Exhibit 10.30

UNOVA, Inc.

2004 Long-Term Performance Share Program

Agreement for the Performance Period

January 1, 2005 through December 31, 2007

This Performance Share Unit Agreement (the “Agreement”) is made as of the 17th day of May, 2005, between UNOVA, Inc., a Delaware corporation (the “Company”) and [Name: First MI. Last] (the “Participant”).

WHEREAS, the UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (the “Plan”) was adopted by the Board of Directors of the Company on March 11, 2004, and was approved by the shareholders of the Company on May 6, 2004; and

WHEREAS, the Committee has adopted the 2004 Long-Term Performance Share Program (the “Program”) as a sub-plan of the Plan and authorized the Award represented by this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and the Participant hereby agree as follows:

Article 1.  Award

The Participant is hereby awarded, as a matter of separate inducement and agreement, and not in lieu of salary or other compensation for services, [#Shares}Performance Share Units (the “Target Award”), on the terms and conditions hereinafter set forth.  The number of Performance Share Units (“PSUs”) that the Participant may earn under this Agreement shall range from 0% to 200% of the Target Award (the “Awarded Shares”), as determined by the achievement of the performance measures set forth in Article 3 of this Agreement.  The Awarded Shares may be paid in either shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) or cash, as determined by the Committee, as set forth in Article 6 of this Agreement.  The Participant shall have no obligation to pay the Company additional consideration for the Awarded Shares.

The Plan and the Program, copies of which have been made available to the Participant, are incorporated herein by reference and made part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to such terms in the Plan and the Program. This Agreement is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan and the Program as the same exist at the time this Agreement became effective. The Plan and the Program shall control in the event there is any express conflict between the terms hereof and the Plan or the Program and with respect to such matters as are not expressly covered in this Agreement. The Company hereby reserves the right to alter, amend, modify, restate, suspend or terminate the Plan, the Program and this Agreement in accordance with Section 12 of the Plan, but no such subsequent amendment, modification, restatement, or termination of the Plan, the Program or this Agreement shall adversely affect in any material way the Participant’s rights under this Agreement without the Participant’s written consent.  This

Agreement shall be subject, without further action by the Company or the Participant, to such amendment, modification, or restatement.

Article 2.  Performance Period

For all purposes of this Agreement, “Performance Period” means January 1, 2005 through December 31, 2007.

Article 3.  Achievement of Performance Measures

The number of Awarded Shares to be earned under this Agreement shall be based upon the achievement of the following Performance Measures set by the Committee: (a) Return on Net Capital Utilized (“RONCU”) and (b) Earnings Per Share from Continuing Operations (“EPS_CO”), in accordance with the following matrix:

EPS-CO

RONCU	$2.00	$2.56	$3.12 or Above
30% or Above	100%	150%	200%
25%	50%	100%	150%
20%	0%	50%	100%

The number of Awarded Shares earned for achievement above 50% but between the levels shown in the matrix will be calculated using interpolation.

Article 4. Termination Provisions

Except as provided below, a Participant shall be eligible for payment of Awarded Shares, as determined in Section 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.

In the event of a Participant’s Disability or Retirement at age 65 or later during the Performance Period, a pro rata payment will be made for the number of full months worked during the Performance Period, based on achievement of the Performance Measures over the entire Performance Period.  In the case of death, payment shall be calculated and paid as provided in the Program.

In the event of a Change of Control (as defined in the Plan), all outstanding Awards will automatically vest and be paid out in cash at the Target Award level or the actual performance level as of the Change of Control, whichever is higher.

Article 5. Rights as a Shareholder

During the Performance Period, the Participant shall have no rights of a shareholder with respect to the PSUs or the Awarded Shares.  Notwithstanding the foregoing, the Participant shall be entitled to receive any dividend equivalents declared by the Board, as provided in the Program.

Article 6. Form and Timing of Payment

Payment of Awarded Shares shall be made within ninety (90) calendar days following the close of the Performance Period, subject to the following provisions.

For Participants who are corporate officers and have met their minimum ownership levels under the Guidelines for Corporate Officers Trading in UNOVA, Inc. Securities (the “Guidelines”), and for Participants who are not subject to the Guidelines, the Awarded Shares shall be paid in cash based on the average of the high and low daily sale prices of the Common Stock for the last 30 trading days of the Performance Period.

For Participants who are corporate officers and have not met their minimum ownership levels under the Guidelines, the Awarded Shares shall be paid in Common Stock, in cash, or any combination of Common Stock and cash, as determined by the Committee in its sole discretion.

Article 7. Nontransferability

PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  The Participant’s rights under this Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Administration

It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the Program and this Agreement, all of which shall be binding upon the Participant.

Article 9.  Withholding Taxes

No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Awarded Shares, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld by the Company with respect to such amount. Unless otherwise determined by the Committee, withholding obligations (up to the minimum statutory amount required to be withheld by the Company) may be settled with shares of Common Stock, including the Awarded Shares that give rise to the withholding requirement or shares of Common Stock already owned by the Participant for a period of at least six months. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, and its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Participant, therefore, hereby unconditionally and irrevocably elects, notwithstanding anything to the contrary in this Article 9 or elsewhere in this Agreement, to satisfy any and all federal, state, local, and foreign taxes of any kind that may be withheld by the Company in connection with Participant’s Awarded Shares (the “Withholding Taxes”) by electing one of the following options; provided that in all cases, the Company shall have the right to receive not less than the minimum amount of the Withholding Taxes that the Company is required by law to withhold (the “Mandatory

Withholding Taxes”); and further provided that an amount equal to the Mandatory Withholding Taxes in respect of any cash payment to Participant shall be withheld from any such cash payment.

OPTION 1:

☐        Authorizing and directing the Company to deduct from the total number of shares of Common Stock to be issued to Participant pursuant to this Agreement (or serving as the basis for a cash payment under Article 6 hereof) the number of shares having a value equal to the Mandatory Withholding Taxes.

OPTION 2:

☐        Tendering to the Company the number of unrestricted shares of Common Stock owned by the Participant for a period of at least six months prior to the date on which Withholding Taxes are due and having a value equal to the Mandatory Withholding Taxes.

OPTION 3:

☐        Paying to the Company in cash an amount up to the Withholding Taxes but not less than the Mandatory Withholding Taxes.

OPTION 4:

☐        Authorizing and directing the Company to withhold an additional amount from the paycheck Participant is scheduled to receive immediately after the date on which Withholding Taxes become due equal to the lesser of (x) the amount of the Mandatory Withholding Taxes and (y)         % of the amount of such paycheck, and if such percentage is less than the amount of the Mandatory Withholding Taxes, paying the remainder of the Mandatory Withholding Taxes to the Company in cash.

Please send an email to UNOVA Shareholder Services at sharesrvs@unova.com stating your choice of these Options. In the event that none of the payment options set forth above is specified, the Participant’s election shall be deemed to be Option 1, and the Company shall proceed accordingly.

Article 10. Miscellaneous

A.            Participant understands and acknowledges that Participant is one of a limited number of employees of the Company and its Subsidiaries and Affiliates who have been selected to receive grants of PSUs and that Participant’s Award is considered Company confidential information. Participant hereby covenants and agrees not to disclose the Award of PSUs pursuant to this Agreement to any other person except (i) Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this Award or under applicable law, and (iii) to the extent the terms of this Award have been publicly disclosed.

B.            The grant of PSUs to the Participant in any year shall give the Participant neither any right to similar grants in future years nor any right to be retained in the employ of the Company or its Subsidiaries or Affiliates, such employment being terminable to the same extent as if the Program and this Agreement were not in effect. The right and power of the Company and its Subsidiaries and Affiliates to dismiss or discharge the Participant is specifically and unqualifiedly unimpaired by this Agreement.

C.            Each notice relating to this Agreement shall be in writing and delivered in person or by mail to the Company at its office, 6001 36th Avenue West, Everett, WA 98203-1264, to the attention of the Company’s Secretary or at such other address as the Company may specify in writing to the Participant by a notice delivered in accordance with this paragraph. All notices to the Participant shall be delivered to the Participant at the Participant’s address specified below or at such other address as the Participant may specify in writing to the Secretary of the Company by a notice delivered in accordance with this paragraph.

D.            This Agreement, including the provisions of the Plan and the Program incorporated by reference herein, comprises the whole Agreement between the parties hereto with respect to the subject matter hereof, and shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.  This Agreement shall become effective when it has been executed or accepted electronically by the Company and the Participant.

E.             This Agreement shall inure to the benefit of and be binding upon each successor of the Company and, to the extent specifically provided herein and in the Plan and the Program, shall inure to the benefit of and shall be binding upon the Participant’s heirs, legal representatives, and successors.

F.             If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

G.            This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement is executed by the Participant and by the Company through its duly authorized officer as of the day and year first above written.

UNOVA, INC.

By:

PARTICIPANT:

[Name: First MI. Last]

Please send an email to UNOVA Shareholder Services at sharesrvs@unova.com stating your choice of the Options in Article 9.